Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	April 20, 2023	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces Its First Quarter Distribution and Investor Presentation

DALLAS, TEXAS — Dorchester Minerals, L.P. (NASDAQ:DMLP) announced today the Partnership’s first quarter 2023 cash distribution. The distribution of $0.989656 per common unit represents activity for the three-month period ended March 31, 2023 and is payable on May 11, 2023 to common unitholders of record as of May 1, 2023.

Cash receipts attributable to the Partnership’s Royalty Properties during the first quarter totaled approximately $24.6 million. Approximately 76% of these receipts reflect oil sales during December 2022 through February 2023 and natural gas sales during November 2022 through January 2023, and approximately 24% from prior sales periods. Cash receipts attributable to the Partnership’s Net Profits Interest during the first quarter totaled approximately $17.5 million. Approximately 31% of these receipts reflect oil sales and natural gas sales during November 2022 through January 2023, and approximately 69% from prior sales periods.

Cash receipts attributable to lease bonus and other income during the first quarter totaled approximately $0.5 million.

The Annual Meeting of the Partnership previously announced as being held on May 17, 2023 has been rescheduled and the new date will be announced as soon as available.

The Partnership’s Annual Investor Presentation will be held at 2 pm on Wednesday, June 21st, at the offices of Akin Gump Strauss Hauer & Feld LLP, 2300 N Field Street, Suite 1800, Dallas, TX 75201.

Dorchester Minerals, L.P. is a Dallas-based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 28 states. Its common units trade on the Nasdaq Global Select Market under the symbol DMLP.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Although a portion of Dorchester Minerals, L.P.’s income may not be effectively connected income and may be subject to alternative withholding procedures, brokers and nominees should treat 100% of Dorchester Minerals, L.P.’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Dorchester Minerals, L.P.’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest marginal rate for individuals or corporations, as applicable. Nominees, and not Dorchester Minerals, L.P., are treated as withholding agents responsible for withholding on distributions received by them on behalf of non-U.S. investors.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.